FORM OF
                              PLAN OF DISTRIBUTION
                                       of
                                 [NAME OF FUND]
                                 relating to its
                               CLASS R-[ ] SHARES


                  WHEREAS, [name of fund] (the "Fund") is a [state][corporation] [business trust] that offers fourteen classes of shares of [common stock] [beneficial interest], designated as Class A shares, Class B shares, Class C shares, Class F shares, Class 529-A shares, Class 529-B shares, Class 529-C shares, Class 529-E shares, Class 529-F shares, Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares and Class R-5 shares;

                  WHEREAS, American Funds Distributors, Inc. ("AFD") or any successor entity designated by the Fund (AFD and any such successor collectively are referred to as "Distributor") will serve as distributor of the shares of common stock of the Fund, and the Fund and Distributor are parties to a principal underwriting agreement (the "Agreement");

                  WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Fund to bear expenses of distribution of its Class R- [ ] shares; and

                  WHEREAS, the Board of [Directors][Trustees] of the Fund has determined that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders;

                  NOW, THEREFORE, the Fund adopts this Plan as follows:

          1. Payments to Distributor. The Fund may expend pursuant to this Plan and as set forth below an aggregate amount not to exceed [ ]% per annum of the average net assets of the Fund's Class R-[ ] shares.

          The categories of expenses permitted under this Plan include service fees ("Service Fees") in an amount not to exceed .25%, and distribution fees ("Distribution Fees") in an amount not to exceed [ ]%, each such percentage being per annum of the average net assets of the Fund's Class R-[ ] shares. The actual amounts paid shall be determined by the Board of [Directors][Trustees]. The Service Fee compensates the Distributor for service-related expenses, including paying Service Fees to others in respect of Class R-[ ] shares of the Fund. The Distribution Fee compensates the Distributor for providing distribution services in respect of Class R-[ ] shares of the Fund.

          2. Approval by the Board. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board of [Directors][Trustees] of the Fund and
     (ii) those [Directors][Trustees] of the Fund who are not "interested persons" of the Fund (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent [Directors][Trustees]"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

          3. Review of Expenditures. At least quarterly, the Board of [Directors][Trustees] shall be provided by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

          4. Termination of Plan. This Plan may be terminated as to the Fund's Class R-[ ] shares at any time by vote of a majority of the Independent [Directors][Trustees], or by vote of a majority of the outstanding Class R-[ ] shares of the Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until [date]. It may thereafter be continued from year to year in the manner provided for in paragraph 2 hereof.

          5. Requirements of Agreement. Any Agreement related to this Plan shall be in writing, and shall provide:

               a. that such Agreement may terminated as to the Fund at any time, without payment of any penalty by the vote of a majority of the Independent [Directors][Trustees] or by a vote of a majority of the outstanding Class R-[ ] shares of the Fund, on not more than sixty (60) days' written notice to any other party to the Agreement; and

               b. that such Agreement shall terminate automatically in the event of its assignment.

          6. Amendment. This Plan may not be amended to increase materially the maximum amount of fees or other distribution expenses provided for in paragraph 1 hereof with respect to the Class R-[ ] shares of the Fund unless such amendment is approved by vote of a majority of the outstanding voting securities of the Class R-[ ] shares of the Fund and as provided in paragraph 2 hereof, and no other material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 2 hereof.

          7. Nomination of [Directors][Trustees]. While this Plan is in effect, the selection and nomination of Independent [Directors][Trustees] shall be committed to the discretion of the Independent [Directors][Trustees] of the Fund.

          8. Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series, this Plan may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

          9. Record Retention. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 3 hereof for not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.

                  IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of May 1, 2002.


                            [NAME OF FUND]


                            By
                              -----------------------------------
                                      [name] Chairman

                            By
                              -----------------------------------
                                      [name] Secretary